(COLE NATIONAL LETTERHEAD)

EXECUTIVE OFFICES

EXHIBIT 99

April 12, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: ARTHUR ANDERSEN LLP REPRESENTATIONS

Dear Madam or Sir:

Arthur Andersen LLP (“Andersen”), our independent public accountant, has represented to us that its audit of our consolidated financial statements as of February 2, 2002, was subject to Andersen’s quality control system for its U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Sincerely,

COLE NATIONAL CORPORATION

By	/s/ Tracy L. Burmeister

Tracy L. Burmeister Vice President, Accounting and Reporting (Principal Accounting Officer)